COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Monday, August 28, 2006

COACHMEN INDUSTRIES, INC. ANNOUNCES MANAGEMENT CHANGES AND SHARE REPURCHASE

Elkhart, Ind. - The Board of Directors of Coachmen Industries, Inc. (NYSE: COA) today announced that Chairman of the Board and Chief Executive Officer Claire C. Skinner has elected to take early retirement and resign from the Board of Directors.

In a series of related actions, the Board announced that William P. Johnson, formerly Lead Director, has been elected the non-executive Chairman of the Board.  Richard Lavers, Coachmen’s Chief Financial Officer, has been named the Chief Executive Officer.  Colleen Zuhl, previously a Vice President and the Company’s Controller, has been named Chief Financial Officer.

Chairman Johnson said, “We all express great appreciation to Claire Skinner for her dedicated service to the Company over the past 23 years.  The Board wishes her nothing but the best in her retirement.”  He continued, “Rick Lavers has a broad and deep background in a variety of senior management positions both at Coachmen and during his prior career that have prepared him for his new responsibilities.  He joined the Company in 1997 as the Company’s first General Counsel, and during the last 9 years has developed an intimate knowledge of Coachmen’s businesses and management team.”

Mr. Lavers stated, “Coachmen has great employees, great brands, and great dealers.  Our clear focus is on restoring profitability, but that is not enough.  Our goal is to be a leader in our industry. We will hit the ground running, with a sense of urgency from day one.”

The Board also announced that the quarterly dividend will be reduced from $0.06 per share to $0.03 share, and that a share repurchase of up to one million shares has been

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Coachmen Industries, Inc. Announces Management Changes and Share Repurchase

August 28, 2006

authorized.  Mr. Johnson stated, “The Board is confident in the future of Coachmen Industries, Inc.  We believe the Company’s best days lie yet ahead.”

Coachmen Industries, Inc., through its prominent industry subsidiaries, is one of America's leading manufacturers of recreational vehicles, systems-built homes and commercial buildings. The Company's well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®. Coachmen's ALL AMERICAN HOMES® subsidiary is one of the nation's largest producers of systems-built homes, and also a major builder of multi-family residential and commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability to sell and close the operations for sale as described, the accuracy of the estimates of the costs to remedy the disclosed recreational vehicle warranty issues, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

     Jeffery A. Tryka, CFA

     Director of Planning and Investor Relations

     574-262-0123

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